Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated September 13, 2005, except for Note 2 which is as of November 13, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in the Prospectus which is a part of such Registration Statement.

/s/ Massella & Associates, CPA, PLLC

Massella & Associates, CPA, PLLC
Syosset, New York
December 13, 2006